Exhibit 99.1

Cavium Networks Contact:

Angel Atondo

Marketing Manager

Tel: (650) 623-7033

Email: angel.atondo@caviumnetworks.com

Cavium Networks Signs Definitive Agreement to Acquire

China Based Celestial Semiconductor

Mountain View, Calif., January 31, 2011 – Cavium Networks (NASDAQ: CAVM), a leading provider of semiconductor products that enable intelligent processing for networking, communications and the digital home, announced today that it is has signed a definitive agreement to acquire China based privately held Celestial Semiconductor, a fabless semiconductor company head-quartered in Beijing, China with centers in Shenzhen and Shanghai. Celestial is a fast growing provider of ARM-based system-on-a-chip (SoC) processor solutions for a range of digital media applications.

The net purchase price of the acquisition will be approximately $55 million, to be paid in a combination of cash and stock. In addition, there is an earnout provision whereby the purchase price can increase by up to $10 million contingent on achieving certain revenue milestones during the following 12 months. The acquisition is expected to close by the end of the first quarter of 2011. Cavium Networks expects this acquisition will be non-GAAP earnings neutral during the first half of 2011 and modestly accretive by the second half of 2011.

Video traffic has been growing exponentially and is forecasted to be over 91% of all consumer traffic on the internet by 2014 according to Cisco’s Visual Networking Index study. The main drivers for this growth are the delivery of TV, VoD, Internet video, P2P traffic and video conferencing. Furthermore video is being delivered over cable, satellite, fiber and mobile networks in many different formats including MPEG 2, H.264/AVC, AVS, Adobe Flash, Google WebM, Apple Quicktime, Microsoft WMV9 and a growing number of 3D formats.

Receiving and processing video from all of these various sources and in these many different formats increases the processing demands and the complexity of home consumer devices. These devices, such as rich media centers, home media gateways, set top boxes (STB), Internet TV (IPTV), Interactive TV video receivers and hybrid media-player devices that combine cable, satellite and Internet video into one system represent a multi-billion dollar SoC processor total available market (TAM).

Celestial provides a family of ARM-based high-performance SoCs with HD quality video processing, multi-source video input and multi-format video playback. These SoCs combine transport processing, image processing, multi-standard media playback in 480/720/1080p, noise reduction, de-interlacing, audio processing, video encoding, advanced video post processing and picture enhancement , 2D/3D graphics, advanced security and content protection. A full range of input and output options including S/PDIF, DVI, HDMI, composite and component analog video, Ethernet, digital input, SATA, USB, and audio are also provided as part of a low cost BOM design. This is combined with a feature rich software solution complete with graphical user interface and support for major conditional access standards that are required by content providers and Telcos.

Celestial products have been designed into a range of devices such as set top boxes (STB), IPTV, Interactive TVs, Net multimedia players, and portable media players being deployed by cable and telecom media service providers, Interactive cable operators, multiple system operators (MSO) in China and other emerging geographies.

“Our highly integrated SoC processors enable feature rich, low cost and low power solutions that are being adopted by major telcos and service providers in China and other geographies. We are excited about leveraging Cavium Networks’ world-class engineering, operations, sales and support resources to accelerate our reach to a broader set of worldwide customers,” said Daniel Fu, CEO of Celestial Semiconductor. “Our complementary market focus and product technology synergies will reduce our development time and help our clients speed their time to market.”

“Celestial Semiconductor’s innovative SoC products complement Cavium Networks existing ECONA and PureVu product lines and will enable us to deliver feature rich combo products for a range of high volume applications in the Connected Home”, said Syed Ali, President and CEO at Cavium Networks. “This acquisition further expands Cavium’s TAM in the high growth digital media market. We see highly integrated, low cost and low power SoC solutions enabling a range of cable, internet and over- the-top content applications. Combing our technologies will enable Cavium to deliver compelling and differentiated end to end solutions for the entire digital video cycle”.

About Cavium Networks

Cavium Networks is a leading provider of highly integrated semiconductor products that enable intelligent processing for networking, communications and the digital home. Cavium Networks offers a broad portfolio of integrated, software compatible processors ranging in performance from 10 Mbps to 40 Gbps that enable secure, intelligent functionality in enterprise, data-center, broadband/consumer and access & service provider equipment. Cavium Networks processors are supported by ecosystem partners that provide operating systems, tool support, reference designs and other services. Cavium Networks principal offices are in Mountain View, CA with design team locations in California, Massachusetts, India and Taiwan. For more information, please visit: http://www.caviumnetworks.com.

Note on Forward-Looking Statements

This press release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions and current expectations. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks, uncertainties and assumptions. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to whether or not the acquisition becomes earnings accretive on a non-GAAP basis; the consummation of the acquisition; technological advances; pricing pressures; general economic conditions; manufacturing difficulties, development of new products and technologies; whether Cavium is successful in marketing its products; the success of integrating Celestial’s business and products with Cavium’s products and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact Cavium’s business are set forth in the “Risk Factors” section of our Form 10K filed with the Securities and Exchange Commission on March 1, 2010. All forward-looking statements in this press release are based on information available to us as of the date hereof and qualified in their entirety by this cautionary statement, and we assume no obligation to revise or update these forward-looking statements.